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                             EXHIBIT (10)EE.(iii)
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                                                           Exhibit (10)EE.(iii)

                                AMENDMENT NO. 2
                                       TO
                             TERMINATION AGREEMENT


        THIS AMENDMENT NO. 2 dated and entered into effective as of the 16th day of October, 1991, to the TERMINATION AGREEMENT (the "Agreement") by and between United Jersey Banks (now UJB Financial Corp.), a New Jersey corporation
(the "Company") and                   (the "Executive"), as amended by
Amendment No. 1 dated December 20, 1989.


                                  WITNESSETH:

        WHEREAS, the Company and the Executive have previously entered into the Agreement referred to above; and

        WHEREAS, the Company and the Executive desire to amend the Agreement to extend the term of the Agreement and to permit the Company to collect from the Executive any amounts that may become payable to the Internal Revenue Service due to an excess parachute payment;

        NOW, THEREFORE, to assure the Company of the Executive's continued dedication and the availability of his advice and counsel in the event of any proposed change of control of the Company, to induce the Executive to remain in the employ of the Company or a Subsidiary of the Company, and to reward the Executive for his valuable, dedicated service to the Company or a Subsidiary should his service be terminated under circumstances described in the Agreement, and for other good and valuable consideration, the receipt and adequacy whereof each party acknowledges, the Company and the Executive agree that the Agreement is hereby amended as follows:

        1. Paragraph 1.(b) of the Agreement is amended in its entirety to read as follows:

                1.(b) The Company shall be obligated to make the payments referred to in paragraphs 3 and 4 hereof following, and the provisions of paragraph 2 hereof shall apply to, a Change in Control of the Company only if such Change in Control shall have occurred prior to, or as a result of efforts designed to attain such and known to the parties hereto to have commenced prior to, December 29, 1996 (or such later date as the Board shall determine).

        2. A new paragraph 5.(g) is added thereto and shall read in its entirety as follows:

                5.(g) The Company shall contest any improper assessment of the Excise Tax or other tax imposed as a result of a determination that an "excess parachute payment" has been made to the Executive within the meaning of Section 280G of the Code. If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that an "excess parachute payment" within the meaning of Section 280G of the Code does in fact exist, and that the Company is liable for failure to withhold the Excise Tax, then the Executive shall pay to the Company, upon demand, an amount not to
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                exceed the sum of the amount of tax, interest and penalties and additions to tax (if any) for which the Company is determined to be liable by reason of its failure to withhold. The Company shall provide notice to the Executive of any proceeding concerning the potential determination that a payment to the Executive constituted an excess parachute payment.

        IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to the Agreement as of the date set forth above.

                UJB FINANCIAL CORP.                     EXECUTIVE









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